EXHIBIT 99.1

For Immediate Release

USF CORPORATION ANNOUNCES CHANGE IN COMPANY LEADERSHIP
LISKA NAMED EXECUTIVE CHAIRMAN BERGMANN NAMED INTERIM CEO

(Chicago — November 2, 2004) The board of directors of USF Corporation today announced that it has reached an agreement with its Chairman, President and Chief Executive Officer, Richard P. DiStasio, regarding his employment with the Company. Both parties have mutually agreed to terminate the employment relationship between Mr. DiStasio and USF Corporation. This also includes Mr. DiStasio’s resignation from the board of directors. It is Mr. DiStasio’s intention to pursue other interests. The board has appointed Paul Liska as Executive Chairman and Thomas E. Bergmann, formerly Executive Vice President, as interim Chief Executive Officer. Both appointments are effective immediately. The Company will conduct a nationwide search for a successor.

“We believe the management changes being undertaken are in the best interests of the Company’s shareholders. We believe USF Corporation will emerge from this transition in a better position to take advantage of the numerous opportunities we have identified through the strategic planning process. Tom Bergmann has played a lead role in changing the business model and culture at USF as well as leading the charge on the five-year strategic plan. With Tom as interim CEO, the company will be under expert management,” said Liska.

Added Bergmann, “I look forward to leading the USF team. USF is fortunate to have in place a strong management team. Through their efforts, the Company has recorded impressive financial results during 2004 and continues to lay the groundwork for future growth and profitability. We will continue to execute on the company’s new five-year strategic growth plan as we continue to experience positive momentum in the marketplace.”

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland
773.824.2213